CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (this ‘Agreement’) is made and entered into effective as of the date set forth below by and between Carol Pearson (‘Pearson’) and Synthesis Energy Systems, Inc., a Delaware Corporation (including its associated companies, partners, partnerships, officers, directors, managers, employees, shareholders, agents, attorneys, accountants, representatives, and assigns) (hereafter referred to collectively as the ‘Company’).

1.

Termination of Employment.  Pearson and the Company are entering into this Agreement as a way of amicably concluding the employment relationship as an involuntary termination by the Company effective April 4, 2008, and resolving any dispute or potential dispute or claim that Pearson has or might have with the Company.  This Agreement is not and should not be construed as an allegation or admission on the part of the Company that it has acted unlawfully or violated any state or federal law or regulation.  The Company, its officers, directors, employees, shareholders, managers, agents, attorneys, accountants, representatives and assigns specifically disclaim any liability to Pearson or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

2.

Severance Benefits.  As consideration for Pearson agreeing to release the Company from all claims that are described in Section 9, herein, the Company will:

a.

Provide Pearson with continuation of her current salary, beginning on April 4, 2008 (the ‘Terminate Date’), and ending on the first anniversary of the Termination Date (minus applicable withholding), paid through the Company’s typical payroll practices;  and

b.

Pay for Pearson’s continuation of health benefits through the Company’s payment of her COBRA premiums, provided that she elects COBRA within the time period required by law, but only for twelve months from the date of termination or until Pearson is eligible to participate in the health insurance plan of another employer, whichever is sooner; and

c.

Notwithstanding Section 5(e) of her Employment Agreement dated July 27, 2006 (the “Employment Agreement”) and anything to the contrary contained in the related Nonstatutory Stock Option Agreement  dated July 27, 2006 granting Pearson an option to purchase 30,000 full shares of the Company’s common stock at an option price equal to $6.25 per share (the “Initial Option Agreement”), or anything to the contrary contained in that certain Nonstatutory Stock Option Agreement dated December 21, 2006 granting Pearson an option to purchase 200,000 full shares of the Company’s common stock at an option price equal to $6.18 per share (the “Second Option Agreement,” and, together with the Initial Option Agreement, the “Option Agreements”), the Company agrees that Pearson will have the right to exercise her stock options that have vested under the Option Agreements as of the date of this Agreement (i.e., options for 92,000 shares of the Company's common stock) at any time before the expiration of the Option Period, as that term is defined in the respective Option Agreements (collectively with subpart a and b referred to as the ‘Severance Benefits’).  With respect to the 92,000 Options that have vested as of the date of this Agreement, the Option Agreements shall remain in full force and effect.

3.

Tax Consequences.  Pearson acknowledges and agrees that the Company has made no representations to her regarding the tax consequences of any Severance Benefits received by her pursuant to this Agreement, including, but not limited to, Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

4.

Entire Consideration.  Pearson agrees that the Severance Benefits described in Section 2, herein, constitute the entire amount of consideration provided to her under this Agreement.  Pearson further agrees that she will not seek any further compensation for any other claimed damage, costs, severance, income, or attorney's fees.

5.

Non-Disclosure Agreement.  Without the express written agreement of the Company’s President and Chief Executive Officer, Pearson agrees never to disclose the existence, facts, terms, or amount of this Agreement, nor the substance of the negotiations leading to this Agreement, to any person or entity, other than to her spouse, personal attorney, personal accountants, or personal tax preparer, any such disclosure to such persons to be made only if the relevant person must have such information for the performance of his or her  responsibilities.  To the extent required by law or applicable regulation, Pearson may also disclose the provisions of this Agreement to the appropriate taxing authorities.

6.

Non-Disparagement.  Pearson agrees not to make any disparaging remark about the Company or its directors, officers, shareholders, employees, attorneys, accountants, agents, business partners and affiliates, and representatives.   The Company agrees not to make any disparaging remark about Pearson.  Pearson agrees to have no further contact with any customer, business partner or business affiliates of the Company with respect to current or prospective projects of the Company.

7.

Reference Letter.   The Company will not provide any reference for Pearson except to confirm dates of employment, position held, and to confirm final salary.

8.

Representations Concerning Claims.  Pearson represents that she has not and will not file any complaints, claims or actions against the Company with any court or agency, regarding any matters or claims that arose prior to Pearson’s execution of this Agreement, and that if any court or agency assumes jurisdiction on behalf of Pearson for any complaint, claim or action against the Company she will direct that court or agency to withdraw from or dismiss with prejudice the matter.  Pearson further understands and agrees that if she or someone acting on her behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Company, she expressly waives any right to recover any damages or other relief, whatsoever, from the Company including costs and attorneys’ fees.

9.

Pearson’s Release of All Claims.  In exchange for the consideration provided and described in Section 2 herein, Pearson, for herself, her heirs, executors, administrators, successors and assigns, does fully and forever release and discharge the Company as the parties released, from all actions, lawsuits, grievances, and claims of any nature whatsoever, whether accrued or not accrued,  known or unknown.  This Release specifically includes, but is not limited to, all claims arising under any federal, state or local fair employment practice laws, workers' compensation laws, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Act of 1991; the Americans With Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974 (‘ERISA’), as amended; the Family and Medical Leave Act; state fair employment practice acts; any local human rights law; and any tort or contract cause of action or theory.  Nothing herein shall preclude either party from enforcing the terms of this Agreement.  Pearson acknowledges that she has been paid all compensation owed to her as of the date of this Agreement with the exception of the Severance Benefits due and payable in this Agreement.

The parties release and waive all claims the other has or may have against each other, known or unknown, under the Employment Agreement, except with respect to Pearson’s obligations under Section 4(a) of the Employment Agreement and the enforcement provisions of Section 4(c) of the Employment Agreement.  Specifically, the Company releases Pearson from all post-employment obligations she would otherwise owe to the Company under Section 4(b) of the Employment Agreement.

10.

Pearson’s Acknowledgements.  Pearson acknowledges that she is advised in writing by this Agreement to consult with an attorney before signing this Agreement, including with respect to the release of all claims under Section 9 herein and with respect to the tax consequences of the severance benefits described in Section 2 herein, and that Porter & Hedges, LLP is acting as counsel to the Company with respect to this Agreement.  Pearson further acknowledges that in return for signing this Agreement, she will receive consideration beyond that which she was entitled to receive before entering into this Agreement and that she is not otherwise entitled to receive under her Employment Agreement.

11.

Voluntary Action.  Pearson represents and agrees that she is knowingly and voluntarily entering into this Agreement, and that she has relied solely and completely upon her own judgment or the advice of her attorney in entering into this Agreement.

12.

Entire Agreement.  This Agreement sets forth the entire agreement between Pearson and the Company and fully supercedes and replaces any and all prior agreements or understandings, written or oral, between the Company and Pearson pertaining to the subject matter of this Agreement, including, but not limited to, the Employment Agreement, except as set forth in Section 9 above. Pearson and the Company represent and acknowledge that in executing this Agreement they do not rely upon and have not relied upon any representation or statement made by any of the parties or by any of the parties' agents, attorneys, employees, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

13.

Governing Law.  This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.  Any dispute related to this Agreement must be brought in the courts of Harris County, Texas.

14.

Time Period for Enforceability/Revocation of Agreement.   Pearson may take up to twenty-one (21) days to consider this Agreement prior to executing it.  Pearson may sign this Agreement at any time during this twenty-one (21) day period.  Any changes made to this Agreement after presentation to Pearson will not re-start the running of the twenty-one (21) day period.  Furthermore, Pearson has a seven (7) day period after executing this Agreement during which time Pearson may revoke Pearson’s consent to the Agreement by giving written notification of the decision to revoke to the Company’s President and Chief Executive Officer.  This Agreement will not become effective or enforceable until such revocation period has expired.

Signed and agreed to by the parties:

/s/ Carol Pearson
CAROL PEARSON:
Dated	4/4/2008

SYNTHESIS ENERY SYSTEMS, INC.

BY:	/s/ David Eichinger
Dave Eichinger
Chief Financial Officer
Dated:	April 4, 2008

4